Exhibit 3
IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum, whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.
Your Representations: You have been sent the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to Credit Suisse Securities (Europe) Limited and/or the Exchange Agent being the sender of the attached that (i) you are a holder or a beneficial owner of the 10.25 per cent. Guaranteed Bonds due 2010, (ii) you are not a person to whom it is unlawful to send the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum or to make an invitation under the Exchange Offer under applicable laws and (iii) that you consent to delivery by electronic transmission.
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You are reminded that the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession this Supplement to the Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Supplement to the Exchange Offer and Consent Solicitation Memorandum to any other person.
Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.
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Supplement to the Exchange Offer and Consent Solicitation Memorandum dated 24 June 2009

This exchange offer is made for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States. Financial statements included in the document have been prepared in accordance with Indonesian accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and the Guarantor are located outside the United States, and all of their officers, directors and commissioners may be residents of a foreign country. You may not be able to sue the Issuer or the Guarantor or either of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Issuer and the Guarantor may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
EXCHANGE OFFER TO THE HOLDERS OF
GT 2005 Bonds B.V.
(a private company with limited liability incorporated under the laws of The Netherlands)
(the “Issuer”)
US$420,000,000 10.25% Guaranteed Bonds due 2010
Unconditionally and irrevocably guaranteed by

(incorporated with limited liability under the laws of the Republic of Indonesia)
(the “Guarantor”)
and listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) (the “Existing Bonds”)

Common Code: 022489194	ISIN: XS0224891944
for
U.S. Dollar Denominated Callable Step-Up Guaranteed Secured Bonds due 2014
(the “New Bonds”)
issued by
the Issuer and guaranteed by the Guarantor
This supplement (the “Supplement”) is supplemental to and should be read in conjunction with the Exchange Offer and Consent Solicitation Memorandum dated 12 June 2009 (the “Exchange Offer and Consent Solicitation Memorandum”) and the Preliminary Offering Circular dated 12 June 2009 (the “Preliminary Offering Circular”) issued by the Issuer in connection with its offering of up to US$441,525,000 Callable Step-Up Guaranteed Secured Bonds due 2014 (the “New Bonds”), which are unconditionally and irrevocably guaranteed by the Guarantor. The Issuer and the Guarantor are publishing this Supplement to revise and update certain terms that had been provided in the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular. Unless otherwise stated herein, all information contained in the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular remains unchanged, including the disclaimers set forth on pages ii and iii of the Exchange Offer and Consent Solicitation Memorandum and on pages i to iii of the Preliminary Offering Circular, and such disclaimers shall be applicable to this Supplement as though set forth herein.
On 12 June 2009, the Issuer, with the agreement of the Guarantor, invited holders of the Existing Bonds (“Holders”) to offer to exchange (the “Exchange Offer”) for the New Bonds on the terms and subject to the conditions set forth in the Exchange Offer and Consent Solicitation Memorandum. Concurrently with the Exchange Offer, the Issuer is soliciting (the “Consent Solicitation” and, together with the Exchange Offer, the “Offer”) consents from Holders to amend the terms of the trust deed dated 21 July 2005, as amended an supplemented by the supplemental trust deed dated 11 June 2007 between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited constituting the Existing Bonds and the terms and conditions of the Existing Bonds (the “Conditions”).
In response to feedback from Holders relating to the Exchange Offer, the Issuer and Guarantor have decided to amend certain terms of the Exchange Offer (the “Amendments”). The Amendments are detailed in this Supplement. Unless otherwise defined herein or the context otherwise requires, capitalized expressions used in this Supplement shall have the meanings set out in the Exchange Offer and Consent Solicitation Memorandum.

This Supplement is available to eligible Holders (who have previously received the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular) from the Information Agent and Dealer Manager.
Summary of the Proposed Amendments
The Amendments are summarized as follows:
1) An aggregate amount of up to US$6,300,000 will be paid in cash to the Holders who exchange Existing Bonds for New Bonds on the Settlement Date, in the same proportion as the respective principal amounts of Existing Bonds exchanged by such Holders bears to the aggregate outstanding principal amount of the Existing Bonds. The cash payment will be deducted from the amount that was originally proposed to be added to the New Bonds as capitalized interest so that US$15,225,000 will now be capitalized (as compared to US$21,525,000 as originally intended)(“Amendment 1”).
2) The covenants relating to the limitation on restricted payments and incurrence of new indebtedness under the New Bonds will be further restricted. Under the original proposal, except under specified circumstances, restricted payments and the incurrence of new indebtedness are not permitted until the Issuer resumes paying interest at 10.25% per annum. The Issuer has agreed that in addition to the interest step-up, these restrictions will remain until the initial outstanding principal amount of the New Bonds on the Issue Date has been reduced by at least 20.0%. Such reduction may be through (i) the redemption or repurchase and cancellation of such New Bonds by the Issuer or the Guarantor or (ii) the deposit of cash, equal to the amount required to redeem such amount of New Bonds, into an escrow account established solely for the benefit of the holders of the New Bonds to be applied as repayment of the principal under the New Bonds, or a combination of (i) and (ii). This requirement is in addition to the covenants currently proposed for the New Bonds (“Amendment 2”).
3) Rather than semi-annual, the coupon period of the New Bonds will be quarterly and, therefore, the first coupon payment on the New Bonds is expected to be made on 21 October 2009 (“Amendment 3”).
In addition to the Amendments, the restrictions on participation by Holders domiciled in either Japan or Australia have been amended. All other terms and conditions of the Offer and the New Bonds remain unchanged. No changes have been proposed for the Consent Solicitation.
The Exchange Offer and Consent Solicitation Memorandum and the terms of the New Bonds and offer and distribution restrictions as set forth in the Preliminary Offering Circular attached thereto are being amended to reflect the following changes:
Amendment 1
In order to implement Amendment 1, the following changes will be made to the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular:
1.	The definition section of the Exchange Offer Memorandum is amended as follows:
The definition of “Capitalised Interest Coupon” is amended to read: The full coupon due and payable on 21 July 2009 less the Cash Amount with respect to the aggregate principal amount of Existing Bonds to be exchanged.
A definition for “Cash Amount” is added to the definition section as follows:
“An aggregate amount of up to US$6,300,000 will be paid in cash to the Holders who exchange Existing Bonds for New Bonds on the Settlement Date, in the same proportion as the respective principal amounts of Existing Bonds exchanged by such Holders bears to the aggregate outstanding principal amount of the Existing Bonds.”

2.	The Pricing Illustration on page 19 of the Exchange Offer and Consent Solicitation Memorandum will be amended and replaced as follows:

		Early Exchange		Late Exchange
		Calculation		Calculation

Exchange Price(1) (A)	Price used for each Existing Bond		100.00%		95.00%

Illustrative Face Amount Exchanged (B)		US$	1,000.00	US$	1,000.00

New Bond Price(2) (C)	Price at which each New Bond is issued		100.00%		100.00%

21 July 2009 Coupon(3)	Coupon due and payable on 21 July 2009	US$	51.25	US$	51.25

Cash Amount(4)	Cash paid to Holders on the Settlement Date	US$	15.00	US$	15.00

Capitalised Interest Coupon(5) (D)	21 July 2009 Coupon less the Cash Amount	US$	36.25	US$	36.25

Exchange Ratio(6)	(A*B) + D (C*B)		1.0363		0.9863

Amount of New Bonds to be issued(7)	Amount of Existing Bonds submitted for exchange multiplied by Exchange Ratio rounded down to the minimum denomination of US$1,000	US$	1,036.25	US$	986.25

Notes:

(1)	Price at which the Existing Bonds will be exchanged for the new issue before (left) and after (right) the Early Exchange Deadline. Rounded to two decimal points.

(2)	Price at which the New Bond will be issued. Rounded to two decimal points.

(3)	The full coupon of the Existing Bonds due and payable on 21 July 2009 will be partially paid in cash and partially capitalised as new Bonds. To prevent any excess or shortfall of interest being paid by the Issuer, the New Bonds will have a first accrued date of 21 July 2009 irrespective of when the Settlement Date actually occurs.

(4)	The amount of cash which will be paid to Holders who participate in the Exchange Offer, payable on the Settlement Date.

(5)	The amount of the coupon on the Existing Bonds due and payable on 21 July 2009, which will be capitalised and delivered as New Bonds to Holders who participate in the Exchange Offer.

(6)	Ratio of exchange price (principal plus accrued interest) to new issue price for purposes of calculating the amount of bonds received from the exchange. Rounded to four decimal places.

(7)	Product of the exchange ratio and the illustrative face amount exchanged. Equivalent face value amount in New Bond that the exchanging party would receive in this example. Rounded to two decimal places.
3.	The maximum principal amount of the New Bonds shall be reduced from up to US$441,525,000 to US$435,225,000 and conforming changes are made in each of the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular.
Amendment 2
The Preliminary Offering Circular and the Terms and Conditions of the New Bonds set forth therein, including Covenant 4.1 (Limitation on Restricted Payments) and Covenant 4.2 (Limitation on Incurrence of Indebtedness) and certain defined terms will be amended to implement Amendment 2 as follows:
1.	Condition 4.14 (Definitions):

The definition of “Interest Step-Up Date” will be amended as follows:
“Interest Step-Up Date” means the first Interest Payment Date on which both (i) the Mandatory Principal Reduction has occurred and (ii) the earlier ~~to occur~~ of (a) the Optional Interest Step-Up Date and (b) July 21, 2013 has occurred.
The following definition will be added:
“Mandatory Principal Reduction” means a reduction of at least 20.0% of the initial outstanding principal amount of the Bonds on the Issue Date. Such reduction may be through (i) the redemption or repurchase and cancellation of such Bonds by the Issuer or the Guarantor or (ii) the deposit of cash, equal to the amount required to redeem such amount of Bonds, into an escrow account established solely for the benefit of the holders of the Bonds to be applied as repayment of the principal under the Bonds, or a combination of (i) and (ii).
2.	Detailed provisions relating to the establishment and operation of the escrow account will be set forth in the trust deed constituting the New Bonds and any agreement relating to the escrow account.
Amendment 3
Interest will be payable quarterly rather than semi-annually. Changes in the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular will be made as set forth below to reflect this change.
1.	“Certain Material Differences in the Conditions—New Bonds—Rate of Interest” in the Exchange Offer and Consent Solicitation Memorandum will be amended as follows:

21 July 2009 to 21 July 2011	5.00%
21 July 2011 to 21 July 2012	6.00%
21 July 2012 to 21 July 2013	8.00%
21 July 2013 to Maturity Date	10.25%
per annum payable ~~semi-annually~~ quarterly in arrears on October 21, January 21, April 21 and July 21 of each year, commencing on October 21, 2009.
2.	The third paragraph on the cover page of the Preliminary Offering Circular shall be amended as follows:
“The Bonds will mature on July 21, 2014 (the “Maturity Date”). Interest will be payable ~~semi-annually~~quarterly in arrears on October 21, January 21, April 21, and July 21 of each year, commencing on October 21, 2009~~January 21, 2010~~.”
3.	“The Offering—Interest” section of the Preliminary Offering Circular will be amended as follows:
Interest will be payable ~~semi-annually~~ quarterly in arrears on October 21, January 21, April 21 and July 21 of each year, commencing on ~~January~~ October 21, ~~2010~~ 2009.
Interest will commence accruing from July 21, 2009, whether the Issue Date occurs prior to or after such date. ~~I~~ A portion of the interest due and payable on the Existing Bonds on the July 21, 2009 interest payment date will be capitalized and included in the principal amount of the Bonds.

4.	Condition 5 (Interest) set forth under “Terms and Conditions of the Bonds” in the Preliminary Offering Circular will be amended to reflect a change from a semi-annual coupon to a quarterly coupon. In particular, the following changes will be made to Condition 5.

Condition 5.1 will be amended as follows:
“5.1          Interest Payment Date
The Bonds bear interest at the following annual interest rates (subject to Condition 5.4).

July 21, 2009 to July 20, 2011	5.00%
July 21, 2011 to July 20, 2012	6.00%
July 21, 2012 to July 20, 2013	8.00%
July 21, 2013 to the Maturity Date	10.25%
Interest is payable ~~semi-annually~~ quarterly in arrear on January 21, April 21, ~~and~~ July 21 and October 21 in each year (each payment date, an “Interest Payment Date”), commencing on ~~January~~October 21, ~~2010~~2009. If any Interest Payment Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. Interest on the Bonds will accrue from (and including) the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date and ending on (but excluding) the next Interest Payment Date. Each period beginning on and including ~~the Issue Date~~ July 21, 2009 or any Interest Payment Date and ending on but excluding the next Interest Payment Date is called an “Interest Period”.”
Condition 5.3 will be amended as follows:
“5.3          Calculation of Interest
The amount of interest payable in respect of each Bond for any Interest Period shall be calculated by applying the applicable rate of interest to the principal amount of such Bond (excluding premium, if any), dividing the product by ~~two~~four and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any period other than a scheduled Interest Period, it will be calculated on the basis of a 360-day year consisting of twelve 30-day months and in the case of an incomplete month, the actual number of days elapsed on the basis of a month of 30 days.”
Amendment to certain offer restrictions
The restrictions on participation by Holders domiciled in either Japan or Australia have been amended. Changes in the Exchange Offer Memorandum and the Preliminary Offering Circular will be made as set forth below.
1.	The “Offer Restrictions” section in the Exchange Offer Memorandum will be amended as follows:

The offer restrictions on participation by Holders domiciled in Canada, Australia and Japan shall be amended as follows:

“Canada~~, Australia and Japan~~

In addition, the Offer is not being made directly or indirectly in Canada~~, Australia or Japan~~ and in such circumstances it will not be capable of acceptance from Canada~~, Australia or Japan~~. Accordingly, neither this Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Offer may be distributed to Canada~~, Australia or Japan~~.”

New offer restrictions on participation by Holders domiciled in Australia and Japan are added to the “Offer Restrictions” section as follows:

Australia
This Exchange Offer and Consent Solicitation Memorandum has not been lodged with the Australian Securities and Investments Commission (“ASIC”), and does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (the “Australian Corporations Act”) and does not purport to include the information required of a disclosure document under the Australian Corporations Act. The Offer contained in this Exchange Offer and Consent Solicitation Memorandum is therefore directed only to persons to whom such an offer may be made in Australia without lodging a disclosure document with ASIC. Consequently, the Offer is directed only to, and New Bonds may only be purchased by, investors who fall within one of the categories set out in section 708(8) or 708(11) of the Australian Corporations Act (“Sophisticated and Professional Investors”) .and who are also “wholesale clients” within the meaning given by subsection 761G(4) of the Australian Corporations Act.
As no formal disclosure document will be lodged with ASIC, if a person who purchases the New Bonds (an “Investor”) on-sells the New Bonds within 12 months of the Issue Date, such Investor will be required to lodge a prospectus with ASIC unless either:
(a) the sale is to a Sophisticated and Professional Investor; or
(b) the sale offer is received outside of Australia (e.g. by trading the Bonds on the SGX-ST).
Each Investor acknowledges the above and, by purchasing the New Bonds, gives an undertaking not to sell, in any circumstances other than those described in paragraphs (a) and (b) above, for 12 months after the Issue Date.
Each of the Issuer and the Guarantor is not licensed in Australia to provide financial product advice in relation to the New Bonds and recommends that you read this Exchange Offer and Consent Solicitation Memorandum before making a decision to acquire any New Bonds. Nothing in this Exchange Offer and Consent Solicitation Memorandum takes into account the investment objectives, financial situation and particular needs of any individual Investors.
Japan
The New Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law. No. 25 of 1948 as amended) (the “FIEL”) and disclosure under the FIEL has not been and will not be made with respect to the New Bonds. No New Bonds have, directly or indirectly, been offered or sold, and may not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly in Japan or to, or for the benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of the FIEL and (ii) in compliance with any other relevant laws, regulations and governmental guidelines of Japan. The New Bonds will be offered in Japan by a private placement to small number of investors (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the FIEL, and accordingly, the filing of a securities registration statement for a public offering pursuant to Article 4, Paragraph 1 of the FIEL has not been made. Any holder or purchaser of the New Bonds is prohibited from transferring the New Bonds except in the case of a transfer of such New Bonds in whole to a single transferee. Further, any such transferee is also prohibited from transferring the New Bonds except in the case of a transfer of such New Bonds in whole to a single transferee.

2.	The “Offer and Distribution Restrictions” section in the Preliminary Offering Circular will be amended as follows:

The offer restrictions on participation by Holders domiciled in Canada, Australia and Japan shall be amended as follows:

“Canada~~, Australia and Japan~~

In addition, the offering is not being made directly or indirectly in Canada~~, Australia or Japan~~ and in such circumstances it will not be capable of acceptance from Canada~~, Australia or Japan~~. Accordingly, neither this Offering Circular nor any material relating to the offering may be distributed to Canada~~, Australia or Japan~~.”

New offer restrictions on participation by Holders domiciled in Australia and Japan are added to the “Offer and Distribution Restrictions” section as follows:
Australia
This Offering Circular has not been lodged with the Australian Securities and Investments Commission (“ASIC”), and does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (the “Australian Corporations Act”) and does not purport to include the information required of a disclosure document under the Australian Corporations Act. The offer of Bonds contained in this Offering Circular is therefore directed only to persons to whom such an offer may be made in Australia without lodging a disclosure document with ASIC. Consequently, the offer is directed only to, and Bonds may only be purchased by, investors who fall within one of the categories set out in section 708(8) or 708(11) of the Australian Corporations Act (“Sophisticated and Professional Investors”) .and who are also “wholesale clients” within the meaning given by subsection 761G(4) of the Australian Corporations Act.
As no formal disclosure document will be lodged with ASIC, if a person who purchases the Bonds (an “Investor”) on-sells the Bonds within 12 months of the Issue Date, such Investor will be required to lodge a prospectus with ASIC unless either:
(a) the sale is to a Sophisticated and Professional Investor; or
(b) the sale offer is received outside of Australia (e.g. by trading the Bonds on the SGX-ST).
Each Investor acknowledges the above and, by purchasing the Bonds, gives an undertaking not to sell, in any circumstances other than those described in paragraphs (a) and (b) above, for 12 months after the Issue Date.
Each of the Issuer and the Guarantor is not licensed in Australia to provide financial product advice in relation to the Bonds and recommends that you read this Offering Circular before making a decision to acquire any Bonds. Nothing in this Offering Circular takes into account the investment objectives, financial situation and particular needs of any individual Investors.
Japan
The Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law. No. 25 of 1948 as amended) (the “FIEL”) and disclosure under the FIEL has not been and will not be made with respect to the Bonds. No Bonds have, directly or indirectly, been offered or sold, and may not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly in Japan or to, or for the benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of the FIEL and (ii) in compliance with any other relevant laws, regulations and governmental guidelines of Japan. The Bonds will be offered in Japan by a private placement to small number of investors (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the FIEL, and accordingly, the filing of a securities registration statement for a public offering pursuant to Article 4, Paragraph 1 of the FIEL has not been made. Any holder or purchaser of the Bonds is prohibited from transferring the Bonds except in the case of a transfer of such Bonds in whole to a single transferee. Further, any such transferee is also prohibited from transferring the Bonds except in the case of a transfer of such Bonds in whole to a single transferee.

The New Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The New Bonds are being offered outside the United States in accordance with Regulation S, and subject to certain exceptions, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
The information contained herein does not constitute an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction. Your attention is drawn to the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular which contain offer, distribution and transfer restrictions which apply to the information contained herein.